Exhibit 5.1

                , 2016

Hunter Maritime Acquisition Corp.

c/o MI Management Company

Trust Company Complex, Suite 206

Ajeltake Road

P.O. Box 3055

Majuro, Marshall Islands

MH96960

Re:	Hunter Maritime Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Hunter Maritime Acquisition Corp., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-            ) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on                 , 2016, as thereafter amended or supplemented, with respect to the initial public offering (the “Offering”) of up to 17,250,000 of the Company’s units (the “Units”), each such Unit consisting of one Class A common share, $0.0001 per share (the “Common Shares”) and one-half warrant to purchase one Common Share (“Warrants”). The shares of Common Stock underlying the Warrants that are part of the Units are referred to as the “Warrant Shares”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the

Hunter Maritime Acquisition Corp.

                , 2016

opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Common Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the State of New York and the Republic of the Marshall Islands in respect of which we are opining).

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York:

(1)	when the Units are issued, sold and paid for as contemplated in the Prospectus, the Units will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; or other law relating to or affecting creditors’ rights generally and general principles of equity; and

(2)

when the Warrants are issued, sold and paid for as contemplated in the Prospectus and in accordance with the terms of the Warrant Agreement, the Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of

Hunter Maritime Acquisition Corp.

                , 2016

performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; or other law relating to or affecting creditors’ rights generally and general principles of equity.

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

(1)	the Units, Warrants, Common Shares underlying the Units, and the Warrant Shares have been duly authorized;

(2)	when the Common Shares underlying the Units are issued, sold and paid for as contemplated in the Prospectus, the Common Shares underlying the Units will be validly issued, fully paid for and non-assessable; and

(3)	when the Warrant Shares are issued, sold and paid for as contemplated in the Prospectus, and assuming the total number of such issued Common Shares, together with such total number of Common Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of such authorized Common Shares under the Company’s Articles of Incorporation, as amended and then in effect, then the Warrant Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,